Exhibit 99.2

Viking Acquisition Corp. II Announces Closing of $230 Million Initial Public Offering

New York, NY – July 6, 2026 – Viking Acquisition Corp. II (NYSE: VII U) (the “Company” or “Viking”), a Cayman Islands exempted company, announced today the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, including an additional 3,000,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, for gross proceeds of $230 million. Each unit consists of one (1) Class A ordinary share and one-third (1/3) of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable.

The units began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “VII U” on July 2, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on the NYSE under the symbols “VII” and “VII WS”, respectively.

Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC (“Cohen”) acted as the book-running manager for the offering. The Company was represented by DLA-Piper LLP (US) as its legal counsel and Cohen was represented by Ellenoff Grossman & Schole LLP as its legal counsel.

A final prospectus relating to and describing the final terms of the offering has been filed with the Securities and Exchange Commission (the “SEC”). The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

About Viking Acquisition Corp. II

Viking Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

CONTACT

Philipp von Girsewald

Chief Financial Officer

philipp.girsewald@kingsrock.com

(347) 366-1106